EXHIBIT 3.0

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            DIGITAL BIOMETRICS, INC.


            DIGITAL BIOMETRICS, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

            I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been duly adopted by the stockholders of the Corporation, to whom written notice has been given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

            II. Article FOURTH of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                                     FOURTH

            The total number of shares of stock which the Corporation is authorized to issue is Forty Million (40,000,000) shares of stock classified as Common Stock, $.01 par value.


            IN WITNESS WHEREOF, Digital Biometrics, Inc. has caused this Certificate to be executed by James C. Granger and Avron L. Gordon, its authorized officers, on this 8th day of April, 1998.



                                           /s/ James C. Granger
                                           ------------------------------------
                                           James C. Granger
                                           Chief Executive Officer


                                           /s/ Avron L. Gordon
                                           ------------------------------------
                                           Avron L. Gordon
                                           Secretary